Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Horizon Financial Services, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Horizon Financial Services, Inc. of our report dated July 25, 2003, relating to the consolidated balance sheets of Horizon Financial Services, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003, annual report on Form 10-KSB of Horizon Financial Services, Inc.

                                                  KPMG LLP


                                                 /s/ KPMG LLP

Des Moines, Iowa
September 24, 2003


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